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                                                                EXHIBIT 99(b)(2)


                                 PROMISSORY NOTE




$140,000,000.00                                                   March 15, 2001


     FOR VALUE RECEIVED, the undersigned, FLIPSIDE, INC., a Delaware corporation (the "Borrower"), promises to pay to the order VIVENDI UNIVERSAL, S.A., a company organized under the laws of France (the "Lender") at 42 Avenue de Friedland, Paris, France, 75380, in lawful money of the United States of America and in immediately available funds, the principal amount of ONE HUNDRED FORTY MILLION Dollars ($140,000,000.00) on March 14, 2004 (the "Principal Payment Date").

     The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount of this Note, such interest being due and payable monthly on or before the 15th of each month (the "Interest Payment Date"), commencing on April 15, 2001, and terminating on the Principal Payment Date, at a rate of LIBOR (applicable one month rate) plus three percent (3%).

     The Borrower shall have the right to prepay the principal balance of the
Note in its entirety, together with any interest that has accrued since the most recent Interest Payment Date, at any time prior to the Principal Payment Date. In addition, the Borrower shall have the right to renew the term of Note on the Principal Payment Date for one (1) additional three (3) year period (the "Additional Term"), provided that the Borrower gives the Lender 60 days prior written notice of its intent to do so. In the event that the Borrower elects to extend the Note for the Additional Term, the Note shall remain subject to the same terms and conditions as stated herein, including with respect to payment of interest on the Note.

     The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

     THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                                                     FLIPSIDE, INC.,
                                                     a Delaware corporation


                                                     By:  /s/ SCOTT TOLLEFSEN
                                                          ----------------------
                                                     Name:  Scott Tollefsen
                                                     Title:  Secretary